Exhibit 10.1

Vincent D. Kelly

Chief Executive Officer

July 27, 2012

Colin Balmforth

P.O. Box 7399

Breckenridge, CO 80424

Dear Colin:

We are pleased to offer you the position of President of Amcom Software, Inc., a subsidiary of USA Mobility, Inc. In this role, you will be responsible for the leadership and direction of the software business with the objective of providing effective and profitable operation and growth. Your responsibilities include accountability for profit/loss and overall organizational performance in terms of sales, operational, financial and customer satisfaction goals. This offer of employment is contingent upon successful completion of a background check, your signature on the attached Amcom Employee Agreement, your relocation to Minneapolis and your acceptance of this letter.

Your overall responsibilities include, but are not limited to:

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Sales to new and existing customers, product development of new and upgraded existing products, managing the human capital of the organization, technical support, professional services, financial planning and budgets.

•	Developing an intimate understanding of the company’s current and future capabilities, customer requirements, existing resources, systems and human capital.

•	Initiating the development of a plan that will set the future direction of Amcom within the greater healthcare software arena, fully utilizing the benefits that USA Mobility affords.

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Leading the merger and acquisition efforts for the company in conjunction with the CEO and other parent company resources. This includes setting the strategy, soliciting prospective acquisitions, evaluating prospective acquisitions, communicating the rationale and background to the CEO and board, consummating the deal and managing the integration.

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Continuously evaluating the overall effectiveness of the Amcom organization and digging in when necessary to determine the root cause of performance issues. Provide status reports and progress updates to employees, customers, and other functional partners within Amcom. Proactive communication is a must.

•	Leading the positive and encouraging Amcom culture, recognizing that the dedication and loyalty of the members of the Amcom team means everything to the ultimate success of the company.

•	Growing Amcom to become an increasingly larger and critical business unit under the USA Mobility umbrella.

In this position, you will report to the Chief Executive Officer of USA Mobility and work closely with other members of the executive management team to achieve our goals, including the attainment of our long-term objectives.

USA Mobility, Inc., 6850 Versar Center, Suite 420 – Springfield, VA 22151– Phone: (703)-269-6950 – www.usamobility.com

The terms of this offer are outlined below.

1)	Base Salary: $13,461.53 paid bi-weekly ($350,000 annually)

2)	Bonus: You are eligible to earn 75% of base salary ($262,500) paid annually. Bonus payment will be based upon accomplishment of pre-determined goals and objectives, as set and agreed upon by the Board of Directors of USA Mobility.

3)	Benefits: You have the option of participating in the company’s benefit programs as detailed in the Company handbook, including health, prescription, dental and vision insurance; cafeteria plan and flexible spending accounts; short and long term disability plans, life insurance and 401(k) retirement plan participation will be available to you on the same terms as made available to other USA Mobility employees.

4)	Paid Time Off: You will accrue paid time off at a rate of 20 days per year. In addition, you will be eligible for nine paid holidays per calendar year.

5)	Expenses: Business related expenses including travel, lodging, meals and incidentals, (i.e., telephone expenses) associated with work-related travel will be reimbursed to you, following the submission of receipts consistent with policy.

6)	Equity Incentive Package: You will have the opportunity to participate in the Board/Management equity incentive plan at a level below the CEO of USA Mobility but commensurate with your position as determined by the Board. Subject to the terms of the plan, you will be eligible for an award based upon three times your annual bonus amount or the equivalent of your target bonus amount for each of the three years of participation in the plan.

7)	Relocation Assistance: You will receive relocation assistance (net of taxes) in the amount of $75,000.00 which represents the maximum sum to be paid in relocation expenses. In order for relocation expenses to be tax deductible, you must submit receipts with an expense report.

8)	Severance; Non-Competition, Non-Solicitation & Release and Change in Control: You will be provided with a separate agreement with respect to severance payments in the event of your involuntary termination for reasons other than cause and in the event of your termination following a change of control. In the event of your involuntary termination for reasons other than cause and absent a change in control, you will be provided with a benefit equal to a minimum of 26 weeks of compensation plus an additional 2 weeks for each year of service, up to a maximum benefit equal to 52 weeks of compensation, subject to your compliance with the confidentiality, noncompete and non-solicitation provisions of the separate severance and change in control agreement.

In the event of your involuntary termination for reasons other than cause following a change in control event as defined by the USA Mobility, and in lieu of the severance payment described above, you will be provided with a severance benefit equal to one year of your final base salary plus your target annual bonus at 100%, a cash payment equal to your final base salary, continuation of life, accident and health insurance for up to 18 months, and one additional year of service toward vesting, eligibility and benefit accrual under the 401(k) plan and long-term incentive plan in effect at that time, to the extent permitted by law, and subject to your compliance with the confidentiality, noncompete and non-solicitation provisions of the separate severance and change in control agreement.

9)	At Will Employment: Employment with Amcom Software will be “at will” and, thus, may be terminated at any time by the CEO and/or Board of Directors of Amcom Software and/or Board of Directors of USA Mobility, Inc.

USA Mobility, Inc., 6850 Versar Center, Suite 420 – Springfield, VA 22151– Phone: (703)-269-6950 – www.usamobility.com

10)	Governing Law: The terms of this letter agreement shall be governed by the laws of the Commonwealth of Virginia.

Please sign and return one copy of this letter indicating your acceptance of this employment offer. We would like your start date to be September 19, 2012 so that you might attend your first meeting with the Amcom Software executive team at the office in Minneapolis.

Colin, Amcom is continually growing and we believe your talent, experience and enthusiasm will help accelerate that growth. I look forward to you becoming a part of our leadership team.

Sincerely,

/s/ Vincent D. Kelly
Vincent D. Kelly
President & CEO
USA Mobility, Inc.

Accepted:

/s/ Colin Balmforth	July 31, 2012
Colin Balmforth	Date

cc: Human Resources, Personnel file

USA Mobility, Inc., 6850 Versar Center, Suite 420 – Springfield, VA 22151– Phone: (703)-269-6950 – www.usamobility.com

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